UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934




                           PROMEDCO MANAGEMENT COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    74342L10
                    ----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 pages

-------------------------------                  -------------------------------
|CUSIP No.    74342L10        |       13G        |    Page  2  of  14 Pages    |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | BESSEMER VENTURE PARTNERS III L.P. ("BESSEMER")                   |
|          | 11-3197697                                                        |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |X|         |
|          |                                                 (b)   |_|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | Delaware                                                          |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 655,310 shs.                                       |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | 36,218 shs.*                                       |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 655,310 shs.                                       |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | 36,218 shs.*                                       |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 691,528 shs.*                                                     |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 6.9%                                                              |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | PN                                                                |
--------------------------------------------------------------------------------
*See answer to Item 4.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 14 pages

-------------------------------                  -------------------------------
|CUSIP No.    74342L10        |       13G        |    Page  3  of  14 Pages    |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | DEER III & CO. LLC*                                               |
|          | 11-3197696                                                        |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |X|         |
|          |                                                 (b)   |_|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | Delaware                                                          |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 655,310 shs.                                       |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | 36,218 shs.**                                      |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 655,310 shs.                                       |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | 36,218 shs.**                                      |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 691,528 shs.* **                                                  |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 6.9%                                                              |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | PN                                                                |
--------------------------------------------------------------------------------
*The shares reported on this page are the same as those reported on page 2 as Deer III & Co. LLC is the General Partner of Bessemer.
**See answer to Item 4.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 14 pages

-------------------------------                  -------------------------------
|CUSIP No.    74342L10        |       13G        |    Page  4  of  14 Pages    |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | NEILL H. BROWNSTEIN                                               |
|          | ###-##-####                                                       |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |_|         |
|          |                                                 (b)   |X|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | U.S.A.                                                            |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 2,331 shs.                                         |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | -0-                                                |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 2,331 shs.                                         |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | -0-                                                |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 2,331 shs.                                                        |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 0.02%                                                             |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | IN                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 14 pages

-------------------------------                  -------------------------------
|CUSIP No.    74342L10        |       13G        |    Page  5  of  14 Pages    |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | ROBERT H. BUESCHER                                                |
|          | ###-##-####                                                       |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |_|         |
|          |                                                 (b)   |X|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | U.S.A.                                                            |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 2,331 shs.                                         |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | -0-                                                |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 2,331 shs.                                         |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | -0-                                                |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 2,331 shs.                                                        |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 0.02%                                                             |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | IN                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 14 pages

-------------------------------                  -------------------------------
|CUSIP No.    74342L10        |       13G        |    Page  6  of  14 Pages    |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | WILLIAM T. BURGIN                                                 |
|          | ###-##-####                                                       |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |_|         |
|          |                                                 (b)   |X|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | U.S.A.                                                            |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 11,662 shs.                                        |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | -0-                                                |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 11,662 shs.                                        |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | -0-                                                |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 11,662 shs.                                                       |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 0.1%                                                              |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | IN                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 6 of 14 pages

-------------------------------                  -------------------------------
|CUSIP No.    74342L10        |       13G        |    Page  7  of  14 Pages    |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | G. FELDA HARDYMON                                                 |
|          | ###-##-####                                                       |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |_|         |
|          |                                                 (b)   |X|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | U.S.A.                                                            |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 4,669 shs.                                         |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | -0-                                                |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 4,669 shs.                                         |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | -0-                                                |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 4,669 shs.                                                        |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 0.04%                                                             |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | IN                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 14 pages

-------------------------------                  -------------------------------
|CUSIP No.    74342L10        |       13G        |    Page  8  of  14 Pages    |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | CHRISTOPHER F. O. GABRIELI                                        |
|          | ###-##-####                                                       |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |_|         |
|          |                                                 (b)   |X|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | U.S.A.                                                            |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 24,500 shs.                                        |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | -0-                                                |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 24,500 shs.                                        |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | -0-                                                |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 24,500 shs.                                                       |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 0.2%                                                              |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | IN                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 8 of 14 pages

-------------------------------                  -------------------------------
|CUSIP No.    74342L10        |       13G        |    Page  9  of  14 Pages    |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | DAVID J. COWAN                                                    |
|          | ###-##-####                                                       |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |_|         |
|          |                                                 (b)   |X|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | U.S.A.                                                            |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 2,331 shs.                                         |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | -0-                                                |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 2,331 shs.                                         |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | -0-                                                |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 2,331 shs.                                                        |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 0.02%                                                             |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | IN                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 9 of 14 pages

-------------------------------                  -------------------------------
|CUSIP No.    74342L10        |       13G        |    Page  10 of  14 Pages    |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | MICHAEL I. BARACH                                                 |
|          | ###-##-####                                                       |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |_|         |
|          |                                                 (b)   |X|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | U.S.A.                                                            |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 4,669 shs.                                         |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | -0-                                                |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 4,669 shs.                                         |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | -0-                                                |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 4,669 shs.                                                        |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 0.04%                                                             |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | IN                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 10 of 14 pages

Item 1.

(a)   Name of Issuer:

                           ProMedCo Management Company

(b)   Address of Issuer's Principal Executive Office:

                           801 Cherry Street
                           Suite 1450
                           Fort Worth, Texas 76102


Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business
                          -----------------------------------------------------
         Office and Citizenship:
         -----------------------

                  This statement is filed by Bessemer Venture Partners III L.P. ("Bessemer"), a Delaware limited partnership having its principal office at 1025 Old Country Road, Suite 205, Westbury, New York, 11590. Bessemer's principal business is making venture capital investments for its own account and is carried on at its principal office.

                  This statement is also filed by Deer III & Co. LLC, a Delaware limited liability company whose members are Neill H. Brownstein*, Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F.O. Gabrieli, Michael I. Barach** and David J. Cowan, who are all United States citizens, and by Messrs. Brownstein, Buescher, Burgin, Hardymon, Gabrieli, Cowan and Barach. Deer III & Co. LLC is the General Partner of Bessemer and has its principal office at the same address as Bessemer. Deer III & Co. LLC's principal business is making venture capital investments for the account of Bessemer and is carried on at its principal office, at 535 Middlefield Road, Suite 245, Menlo Park, California 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101. Mr. Brownstein's and Mr. Cowan's principal business address is the Menlo Park address. Mr. Buescher's principal business address is the Westbury address. The other members' principal business address is the Wellesley Hills address.

*As of January 1, 1995 Mr. Brownstein became a special member of Deer III & Co. LLC with no power to participate in the management of its affairs.
**As of August 1, 1996, Mr. Barach became a special member of Deer III & Co. LLC with no power to participate in the management of its affairs.

 (d)   Title of Class of Securities:

                           Common Stock

(e)   CUSIP Number:

                           74342L10


                              Page 11 of 14 pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not applicable.



Item 4.  Ownership as of December 31, 1996

                  Items 5 through 9 of Pages 2 through 10 of this Statement incorporated herein by reference.

                  The shares beneficially held by Bessemer include holdings of the Issuer's common stock of certain consultants, directors and employees of Bessemer Securities Corporation, 630 Fifth Avenue, New York, New York 10111, who hold a total of 36,218 shares of the Issuer's common stock under the special situations investment plan of Bessemer Securities Corporation ("BSC"), which provides that Bessemer has the right to direct such persons as to how to vote such shares, give consents and the like and also grants a right of first refusal to BSC with respect to sales of such shares, which right may be assigned to Bessemer.


Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable.



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.



Item 8.  Identification and Classification of Members of the Group

                  See the answer to Item 2(a), (b) and (c).



Item 9.  Notice of Dissolution of Group

       Not applicable.


                              Page 12 of 14 pages

Item 10.  Certification

       Not applicable.

                                   SIGNATURES

       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:   February 12, 1998

                                   BESSEMER VENTURE PARTNERS III L.P.

                                   By:      Deer III & Co. LLC, General Partner

                                   By:  /s/ Robert H. Buescher, Manager
                                      ----------------------------------------
                                            Robert H. Buescher, Manager


                                   DEER III & CO. LLC

                                   By:  /s/ Robert H. Buescher
                                      ----------------------------------------
                                            Robert H. Buescher, Manager


                                   NEILL H. BROWNSTEIN

                                   By:                   *
                                      ----------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                                   WILLIAM T. BURGIN

                                   By:                   *
                                      ----------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                                   G. FELDA HARDYMON

                                   By:                   *
                                      ----------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact



                              Page 13 of 14 pages

                                   CHRISTOPHER F. O. GABRIELI

                                   By:                   *
                                      ----------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                                   DAVID J. COWAN

                                   By:                   *
                                      ----------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                                   MICHAEL I. BARACH

                                   By:                   *
                                      ----------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact




                                        /s/ Robert H. Buescher
                                      ----------------------------------------
                                         Robert H. Buescher for himself and as
                                         Attorney-in-Fact for the above parties
                                         having an asterisk (*) above their
                                         signature line



                              Page 14 of 14 pages